Exhibit 99.01

Contacts:
Tonix Pharmaceuticals Holding Corp.	LHA
Leland Gershell, Chief Financial Officer	Anne Marie Fields
(212) 980-9155 x104	(212) 838-3777
leland.gershell@tonixpharma.com	afields@lhai.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

TONIX Pharmaceuticals COMPLETES $1 Million financing WITH technology partners

NEW YORK, December 27, 2012 – Tonix Pharmaceuticals Holding Corp. (OTCQB: TNXP) (“TONIX” or the “Company”), a specialty pharmaceutical company developing novel treatments for challenging disorders of the central nervous system (“CNS”) including fibromyalgia (“FM”) and post-traumatic stress disorder (“PTSD”), has raised $1.0 million in gross proceeds from a private placement offering with Technology Partners, a leading life science venture capital firm. Together with the closing of a prior tranche of the private placement of $2.4 million announced December 5, 2012, this constitutes the final closing of a $3.4 million private placement (the “Offering”).

In connection with the closing of this tranche, the Company issued 2,500,000 units (“Units”), with each Unit consisting of one share of common stock, one Class A warrant to purchase one share of common stock and one Class B warrant to purchase one share of common stock. The purchase price of each Unit was $0.40. The Class A warrants have an exercise price of $0.60 per common share and will be exercisable for a period of five years from the date of issuance. The Class B warrants have an exercise price of $0.40 per common share and will be exercisable for a period of one year from the date of issuance.

ESC Advisors, a division of KEMA Partners LLC, acted as financial advisor for the Offering.

TONIX intends to use the proceeds from the Offering to further the development of TNX-102 sublingual tablet (“TNX-102 SL”), a proprietary formulation of cyclobenzaprine (“CBP”) for bedtime use, and for general working capital.

“We welcome Technology Partners as a new investor in TONIX,” said Seth Lederman, M.D., Chief Executive Officer of TONIX. “We are pleased to have their support as we continue to advance our CNS drug development programs. We look forward to achieving key value-driving milestones in 2013 as we conduct our first pivotal trial of TNX-102 SL in FM and initiate a Phase 2 trial of this drug candidate in PTSD.”

“Our investment in TONIX is supported by our confidence in its seasoned founding team,” said Roger Quy, Ph.D., General Partner of Technology Partners. “We believe that the proprietary re-formulation of a well-known drug to provide important benefits to patients offers the foundation for a compelling investment thesis.”

This press release shall not be deemed an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

509 Madison Avenue, Suite 306, New York, NY 10022 • Tel: 212.980.9155 • Fax: 212.923.5700

About Technology Partners

Founded more than 25 years ago and based in Palo Alto, California, Technology Partners is a venture capital firm with an investment focus in the life science and cleantech industries. The firm manages approximately $700 million in investment capital. Technology Partners' strategy is to team with visionary entrepreneurs to build successful companies, serving principally as a lead investor and business advisor. For more information, please visit www.technologypartners.com.

About TONIX

TONIX is developing innovative prescription medications for challenging disorders of the central nervous system. The Company targets conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX's core technology improves the quality of sleep in patients with chronic pain syndromes, which is believed to translate into reductions in daytime pain and other symptoms. The Company's lead product candidate, TNX-102 SL, is a novel under-the-tongue tablet formulation of cyclobenzaprine, the active ingredient in two U.S. Food and Drug Administration (“FDA”)-approved muscle relaxants. An Investigational New Drug application (“IND”) for TNX-102 SL for FM is active, and this candidate is expected to enter a pivotal program in FM in early 2013. TONIX is also exploring the utility of TNX-102 SL in a new bedtime treatment paradigm for PTSD. The Company has held a pre-IND meeting with FDA to discuss PTSD and expects to file a second IND for this indication in early 2013. To learn more, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on TONIX’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 30, 2012 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

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